EX 11.1

CHESAPEAKE CORPORATION AND SUBSIDIARIES

COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

for the three years ended December 30, 2001

(Amounts in millions, except for per share amounts)

	2001	2000	1999
Basic:
Weighted average number of common shares outstanding	15.1	15.8	20.1
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Income (loss) from continuing operations	$ 10.5	$ 11.2	$ 46.1
Discontinued operations:
(Loss) income from discontinued operations	-	(33.4)	10.6
Gain (loss) on disposal of discontinued operations	113.0	(43.6)	194.1
Extraordinary item	-	(1.5)	-

Net (loss) income	$123.5	$(67.3)	$250.8
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Per share amount:
Earnings from continuing operations	$ 0.70	$ 0.71	$ 2.29
Discontinued operations	7.48	(4.87)	10.19
Extraordinary item	-	(0.10)	-

Earnings	$ 8.18	$(4.26)	$12.48
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Diluted:
Weighted average number of common shares outstanding	15.1	15.8	20.1
Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using the average price	0.1	0.2	0.3

Common shares, equivalents and other potentially dilutive securities	15.2	16.0	20.4
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Income (loss) from continuing operations	$ 10.5	$ 11.2	$46.1
Discontinued operations:
(Loss) income from discontinued operations	-	(33.4)	10.6
Gain (loss) on disposal of discontinued operations	113.0	(43.6)	194.1
Extraordinary item	-	(1.5)	-

Net (loss) income	$123.5	$(67.3)	$250.8
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Per share amount:
Earnings from continuing operations	$ 0.69	$0.70	$2.26
Discontinued operations	7.43	(4.81)	10.03
Extraordinary item	-	(0.09)	-

Earnings	$ 8.12	$(4.20)	$12.29
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